Exhibit 10.2

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of January 14, 2011 (this “Agreement”), is entered into by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Parent”), CyDex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Allen K. Roberson and David Poltack, acting jointly as Shareholders’ Representative (collectively the “Shareholders’ Representative”).

Preamble

Parent, Caymus Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), and the Company entered into an Agreement and Plan of Merger dated as of January 14, 2011 (the “Merger Agreement”), pursuant to which Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent (the “Surviving Corporation”).

Pursuant to the Merger Agreement, Parent agreed to (subject to certain prerequisites as stated in the Merger Agreement) create and issue to the Company’s stockholders of record immediately before the Effective Time, contingent value rights as hereinafter described.

The parties have done all things necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Parent and to make this Agreement a valid and binding agreement of Parent, in accordance with its terms.

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the benefit of the Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(ii) all accounting terms used herein and not expressly defined herein shall have the meanings assigned to such terms in accordance with United States generally accepted accounting principles, as in effect on the date hereof;

(iii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iv) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa; and

(v) all references to “including” shall be deemed to mean including without limitation.

(b) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Accountant” has the meaning set forth in Section 2.9.

“Adjustment” has the meaning set forth in Section 2.4(e)(v).

“Adjustment Date” has the meaning set forth in Section 2.4(e)(v).

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by, or is under common control with such Person.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in San Diego, California are authorized or obligated by law or executive order to close.

“Clopidogrel License” means any license agreement with a third party with respect to rapid onset intravenous Clopidogrel that may be executed by the Company after the Effective Time and before December 31, 2016.

“Clopidogrel Payment” means a payment to be made on a Clopidogrel Payment Date in the applicable Clopidogrel Payment Amount.

“Clopidogrel Payment Amount” (a) if the Clopidogrel License is executed with The Medicines Company on or before the ninetieth (90th) day after the Closing Date, then (i) 100% of the upfront fee received by the Company pursuant thereto, but excluding any portion of such upfront fee exceeding $1,750,000; plus (ii) 50% of the cumulative amount of Clopidogrel Revenue received (excluding from Clopidogrel Revenue for the purposes of this clause the amounts payable under clause (a)(i)) (the “Subsequent Clopidogrel Payment Amounts”) less the cumulative Subsequent Clopidogrel Payment Amounts previously paid to the Shareholders’ Account; or (b) if the Clopidogrel License is not executed with The Medicines Company on or before the ninetieth (90th) day after the Closing Date or is executed with a company other than The Medicines Company, then 50% of the cumulative amount of Clopidogrel Revenue received less the cumulative Clopidogrel Payment Amounts previously paid to the Shareholders’ Account.

“Clopidogrel Payment Date” means the tenth Business Day following the receipt of any Clopidogrel Revenue that will result in a Clopidogrel Payment. (There can be more than one such Clopidogrel Payment Date, i.e., if Clopidogrel Revenue is received on more than one date.)

“Clopidogrel Revenue” means the excess of (a) any and all upfront fees or milestone fees ever received by Parent under the Clopidogrel License, if any, over (b) any and all payments required to be made to Prism in respect of such upfront fees or milestone fees. (For the avoidance of doubt: Clopidogrel Revenue does not include running royalty payments.) The determination of Clopidogrel Revenue shall be consistent with the factual and GAAP determinations with respect to same made in Parent’s audited financial statements for the applicable Year and the payments made with respect to Clopidogrel Revenue received in any Quarter during any Year shall be subject to adjustment based on the results of the audit following such Year, with any such adjustment to be reflected in the Clopidogrel Payment and/or Revenue Sharing Payment to be made for the next-following Quarter(s) until satisfied or, in the case of the last payment, by a payment to or from (as appropriate to reflect the adjustment) the Shareholders’ Account within 30 Business Days after the delivery of such audit to the Shareholders’ Representative.

“Company Assets” means any non-financial assets of the Company acquired by Parent as a result of the Merger, including, without limitation, the Company Technology.

“Company Business” means the business conducted before the Merger by the Company with respect to the Company Technology, and any business that may be conducted after the Merger by Parent or any affiliate of Parent (including, without limitation, the Surviving Corporation) utilizing the Company Technology in whole or in part.

“Company Technology” means any Company technology, including, without limitation, the Company’s Captisol technology and other Cyclodextrin derivatives, together with any derivations, improvements and modifications thereto.

“CVR Payment Amount” means an applicable respective amount payable pursuant to Onyx Drug Application Payment, Onyx Drug Approval Payment, any Clopidogrel Payment, Payment A and the Revenue Sharing Payments.

“CVR Payment Date” means the Onyx Drug Application Payment Date, the Onyx Drug Approval Payment Date, any Clopidogrel Payment Date, the Payment A Date, and any Revenue Sharing Payment Date, as applicable.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Registrar” has the meaning set forth in Section 2.3(b).

“CVRs” means the Contingent Value Rights issued by Parent pursuant to the Merger Agreement and this Agreement, whether Postclosing CVRs or CVRs issued at Closing of the Merger (Closing having the meaning set forth in the Merger Agreement). Certain CVRs will be designated as Series B CVRs, Series A CVRs, Series A-1 CVRs and Common CVRs, as set forth in the Shareholders’ Representative Agreement. Unless otherwise specified herein, all the CVRs shall be considered as part of and shall act as one class only for purposes of this Agreement.

“Default” shall mean that any of the following has occurred and has not been cured by Parent within five Business Days after written notice by the Shareholders’ Representative to Parent thereof: (a) Parent fails to pay to the Shareholders’ Account any amount as and when required hereunder, (b) at any time Parent is obligated for more than $35,000,000 of financial indebtedness (other than financial indebtedness which is expressly subordinated to all obligations of Parent hereunder pursuant to a written subordination agreement signed by and reasonably acceptable to the Shareholder Representative), (c) at any time after March 15, 2011 Parent’s cash, cash equivalents and short-term investments (minus any restricted cash) is less than $10,000,000, (d) Parent fails to notify the Shareholder Representative promptly if either of the events set forth in clauses (b) or (c) occur, (e) Parent commits any material breach of this Agreement, including but not limited to any breach of clauses (a) or (d) above or failure to deliver any Quarterly Report or Interim Certificate complying with Section 2.4(e)(i) below. It is understood that in the event of a good faith dispute regarding item “(a)” (e.g., as to Indemnification Offset), no amount subject to a bona fide dispute shall be due until the Dispute is resolved in favor of the Shareholders’ Representative pursuant to Section 6.10 hereof.

“Dispute” has the meaning set forth in Section 6.10.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Entitlement Certificate” has the meaning set forth in Section 2.4(d).

“Escrow Agent” means a financial institution chosen as Escrow Agent by mutual agreement of Shareholders’ Representative and Parent prior to the Effective Time, or its successor, determined in accordance with the Escrow Agreement.

“Escrow Agreement” means the agreement among the Shareholders’ Representative, the Parent, and the Escrow Agent providing the terms and conditions by which the Escrow Agent will hold the Escrow Amount, of even date herewith.

“Escrow Amount” means the amounts, if any, to be held in the escrow account established and funded as contemplated by the Merger Agreement and this Agreement and held in accordance with the terms and conditions of the Escrow Agreement, the interest on which shall be paid to the Parent.

“FTE” means the full time equivalent effort of one employee with a B.A., B.Sc., M.S., or Ph.D. or equivalent degree or one employee without such degree but with a minimum of five years senior management experience in the biotech or pharmaceutical industry consisting of 1,875 hours per Year of business development, operational, technical, legal or scientific work.

“GAAP” means United States generally accepted accounting principles, as consistently applied by Parent.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Indemnification Amount” means (on a cumulative basis) 100% of the monetary value of any Losses (subject to a cumulative cap of $2,500,000 of Losses, and further subject to Section 2.7(a) below) directly or indirectly arising out of, relating to or resulting from any of the following, and incurred or suffered by Parent, any of Parent’s Affiliates, the Surviving Corporation or any of their respective directors, officers, employees, agents, consultants, advisors, representatives and equity holders (individually the “Indemnified Party” and collectively, the “Indemnified Parties”):

(i) any inaccuracy in or breach of any representation or warranty of the Company contained in the Merger Agreement, any Ancillary Agreement or in any certificate, instrument or document delivered by the Company in connection with the Merger Agreement;

(ii) the nonfulfillment, nonperformance or other breach of any covenant or agreement of the Company contained in the Merger Agreement, any Ancillary Agreement or in any certificate, instrument or document delivered pursuant thereto; and

(iii) any claim by any actual or purported stockholder or former stockholder of the Company, or any other Person, seeking to assert, or based upon (i) ownership or rights to ownership of any equity securities, (ii) any rights of a stockholder (other than the right to receive such stockholder’s portion of the Merger Consideration pursuant to the Merger Agreement), including any option, preemptive rights or rights to notice or to vote, (iii) any rights under the Company Charter Documents, in effect as of immediately before the Effective Time, or (iv) any claim that his, her or its equity securities were wrongfully repurchased by the Company.

Provided, however, that the Indemnification Amount shall be deemed to be zero unless and until the aggregate such Losses exceed $250,000 (the “Basket”), in which case the Indemnification Amount shall include all such Losses, including those constituting the Basket.

If an Indemnified Party determines to seek indemnification under this Agreement with respect to one or more indemnifiable claims resulting from the assertion of liability by any third party (an “Indemnifiable Claim”), it shall give notice to the Shareholders’ Representative within 20 calendar days of the Indemnified Party becoming aware of such claim (a “Claim Notice”), which notice shall set forth such material information with respect to such Indemnifiable Claim as is then reasonably available to the Indemnified Party. If any such liability is asserted against the Indemnified Party and the Indemnified Party notifies the Shareholders’ Representative of such liability, the Shareholders’ Representative shall be entitled, if it so elects by written notice delivered to the Indemnified Party within 20 calendar days after receiving the Claim Notice, to assume the defense of such asserted liability with counsel reasonably satisfactory to the Indemnified Party. If the Shareholders’ Representative elects to assume the defense of such asserted liability, the claims made by such third party shall be conclusively established as being within the scope of and subject to the indemnification provisions of this Agreement. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be payable by the Indemnified Party. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties shall make reasonably available to each other all relevant information in their possession that is material to any such assertion and otherwise cooperate in the defense of the Indemnifiable Claim subject to their respective attorney-client privileges and work product doctrine protections.

If the Shareholders’ Representative disputes its liability with respect to such Indemnifiable Claim, it shall, within 20 calendar days after receiving the Claim Notice with respect to such Indemnifiable Claim, give written notice of such dispute to the Indemnified Party in which event the parties will negotiate in good faith to mutually agree to resolve such dispute. If the parties are unable to resolve the indemnifiability of the Indemnifiable Claim within 60 calendar days after the Shareholders’ Representative delivers such notice, then pending resolution of any such dispute, the Indemnified Party shall have the right to defend, compromise, or settle such Indemnifiable Claim at the risk of the Shareholders’ Representative, subject to the cumulative cap on Indemnifiable Losses provided herein.

“Indemnification Offset” means the cumulative Indemnification Amount (to the extent not recovered by subtraction from previous Revenue Sharing Payments) as of the date of a Revenue Sharing Payment.

“Loss” means any loss, Legal Proceeding, judgment, settlement, order, injunction, decree, ruling, assessment, arbitration award, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, diminution of value, Tax, Encumbrance, liability, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP, or other cost, expense or adverse effect whatsoever, whether or not involving the claim of another Person.

“Nontendering Shareholders” means holders of Company Shares who have not properly tendered those Company Shares and the related Company Stock Certificates, Transmittal Letters (such capitalized terms not defined herein having the meaning set forth in the Merger Agreement), and signature pages to the Shareholders’ Representative Agreement pursuant to section 2.08 of the Merger Agreement as of the Effective Time.

“Onyx Drug” means Carfilzomib, formulated with Captisol, as currently in development by Onyx Pharmaceuticals, Inc. as a drug in multiple myeloma and solid tumors.

“Onyx Drug Application Payment” means $2,000,000.

“Onyx Drug Application Payment Date” means the fifth Business Day following the filing of a bona fide New Drug Application for the Onyx Drug with the FDA.

“Onyx Drug Approval Payment” means $3,500,000.

“Onyx Drug Approval Payment Date” means the fifth Business Day following FDA approval of the Onyx Drug’s New Drug Application.

“Paid Annual Revenue Sharing Amount” has the meaning set forth in Section 2.4(e)(v).

“Payment A” means a payment to be made on the first anniversary of the Effective Time (or such sooner date as Parent may in its sole discretion designate) equal to $4,300,000.

“Payment A Date” means the first anniversary of the Effective Time (or such sooner date as Parent may in its sole discretion designate).

“Permitted Transfer” means any transfer which is not in violation of applicable securities laws and in connection with which the transferee has executed and delivered a joinder signature page as to the Shareholders’ Representative Agreement; provided, that in the case of a transfer of Series B CVRs, Series A-1 CVRs or Common CVRs, the transfer must also be in at least one of the following categories for the transfer to be a Permitted Transfer: (i) the transfer of any or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (vi) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; (vii) a transfer from a participant in a tax-qualified employee benefit plan, who received the CVRs from such participant’s account in such tax-qualified employee benefit plan, to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (viii) any transfer of a CVR by a venture capital firm, private equity firm, or other similarly-situated type of institutional investor that (a) provides to Parent an opinion of legal counsel that such transfer can be effected pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and other applicable securities laws that is reasonably acceptable to Parent; and (b) certifies to Parent that it has not received a Quarterly Report dated within six (6) months prior to such transfer.

“Person” means any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

“Postclosing CVRs” means the CVRs issuable to Nontendering Shareholders who comply with the provisions of Section 2.08(a) of the Merger Agreement after the Effective Time.

“Quarter” means any full or partial calendar quarter during any Year.

“Quarterly Report” has the meaning set forth in Section 2.4(e).

“Required Funding” has the meaning set forth in Section 2.6.

“Revenue” means all revenues and other assets received during any Quarter during any Year during the Term, by Parent or any Affiliate of Parent from any non-Affiliate of Parent, from the sale of products involving the Company Assets or the Company Technology (including products combining the Company Technology with other products or services and products containing any product derived from the Company Technology as a component part), the licensing of the Company Technology (whether upfront fees, royalty fees or milestone fees), materials sales, contract development and grants, but excluding the Clopidogrel Payment Amounts. The determination of Revenue shall be consistent with the factual and GAAP determinations with respect to same made in Parent’s audited financial statements for the applicable Year and the payments made with respect to Revenue received in any Quarter during any Year shall be subject to adjustment based on the results of the audit following such Year, with any such adjustment to be reflected in the Revenue Sharing Payment to be made for the next-following Quarter or, in the case of the last payment, by a payment to or from (as appropriate to reflect the adjustment) the Shareholders’ Account within 30 Business Days after the delivery of such audit to the Shareholders’ Representative. In the event that a product involving the Company Technology is sold as a single product, component, or service, or in the event that the sale is of a pharmaceutical product that is enhanced or enabled by integration with the Captisol technology, then Revenue shall include 100% of the revenues or other assets received from such sale or other transaction. “Revenue” for any Quarter during the Term shall additionally include the present value (discounted at an annual rate of 10%) of all revenues and other assets unconditionally guaranteed to be received after such Quarter (including, without limitation, future minimum guaranteed royalty or milestone payments) pursuant to written agreements entered into during such Quarter during the Term by Parent or any Affiliate of Parent (including, without limitation, the Surviving Corporation) from such sale, licensing, materials sales, contract development and grants; but thereafter the actual receipt of such unconditionally guaranteed revenues and other assets shall not be included within “Revenue.” The preceding sentence shall not apply to any portion of such revenues and other assets unconditionally guaranteed to be received after a Quarter which pertain to bona fide agreements for payment for or funding of the provision of services (e.g., drug research/development services) over an extended period; in such a case, the guaranteed payments shall be prorated over the period in which the services would be provided and deemed to be received on a daily basis in accordance with such proration (by way of example: on November 1, 2016 Parent enters into such a bona fide agreement to provide drug research/development services over 36 months, with payment of a guaranteed fixed $1,000,000 to come at the end of the 36 months—2016 Revenue would include 2/36 of $1,000,000).

“Revenue Sharing Amount” means 20% of all Revenue recognized during any Quarter in each applicable Year, but only to the extent that and beginning only when aggregate Revenues for such Year exceed $15,000,000; plus an additional 10% of all Revenue recognized during any Quarter in each applicable Year, but only to the extent that and beginning only when aggregate Revenues for such Year exceed $35,000,000.

“Revenue Sharing Payment” means the excess, if any, of (a) the Revenue Sharing Amount for an applicable Quarter; over (b) an amount equal to the Indemnification Offset as of the applicable Revenue Sharing Payment Date. Provided, that in no event may any further reductions be made from Revenue Sharing Payments on account of a quantity “(b)” after a cumulative total of $2,500,000 of such reductions have been made from Revenue Sharing Payments. It is understood that such reductions from Revenue Sharing Payments shall be Parent’s sole remedy for claims arising from the Indemnification Amount.

“Revenue Sharing Payment Date” means 45 Business Days after the end of the Quarter during which a Revenue Sharing Payment is earned.

“Shareholders’ Account” means a bank account designated by the Shareholders’ Representative to Parent in writing.

“Shareholders’ Representative Agreement” shall mean that certain Shareholders’ Representative Agreement by and among the Company and the Shareholders’ Representative and some or all of the Holders, dated as of January 14, 2011, and which has been executed by Theron Odlaug and Allen Roberson in their individual capacities solely for the purpose of agreeing to Sections 2.4(c) and 4.2 thereof.

“Surviving Person” has the meaning set forth in Section 5.1(a)(i).

“Term” means the period beginning at the Effective Time and ending at the close of business on December 31, 2016.

“Year” means each full or partial calendar year during the Term.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1. Issuance of CVRs.

The CVRs shall be issued pursuant to the Merger Agreement at the time and in the manner set forth in the Merger Agreement. Distribution of any CVR Payment Amount to the Holders shall be governed by the Shareholders’ Representative Agreement.

Section 2.2. Nontransferable.

The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

Section 2.3. No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall be issued in book-entry form only and shall not be evidenced by a certificate or other instrument.

(b) The Shareholders’ Representative shall keep a register (the “CVR Register”) for the registration of CVRs. The Shareholders’ Representative shall be the initial CVR registrar and transfer agent (“CVR Registrar”) for the purpose of registering CVRs and transfers of CVRs as herein provided.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other reasonably requested documentation in a form reasonably satisfactory to the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon receipt of such written request and materials, the CVR Registrar shall register the transfer of the CVRs in the CVR Register, any such registration not to be unreasonably withheld or delayed. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right and shall entitle the transferee to the same benefits and rights under this Agreement and the Shareholders’ Representative Agreement, as those previously held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer tax which shall be the responsibility of the transferor) to the Holder.

(d) A Holder may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder and conform to such other reasonable requirements as the CVR Registrar may from time to time establish. Upon receipt of such proper written request, the CVR Registrar shall promptly record the change of address in the CVR Register.

Section 2.4. Payment Procedures.

(a) Payment A

On the Payment A Date, Parent shall deliver by wire transfer to the Shareholders’ Account the amount of Payment A in immediately available funds. Provided, that if before the Payment A Date, Parent has delivered the amount of Payment A to the Escrow Agent pursuant to Section 2.8, then instead, on the Payment A Date and pursuant to the Escrow Agreement, the Escrow Agent shall deliver by wire transfer to the Shareholders’ Account the amount of Payment A in immediately available funds out of the Escrow Amount.

(b) Clopidogrel Payments

After the execution of the Clopidogrel License, on each Clopidogrel Payment Date, Parent shall deliver to the Shareholders’ Account the applicable Clopidogrel Payment in immediately available funds.

(c) Onyx Drug Application Payment

On the Onyx Drug Application Payment Date, Parent shall deliver by wire transfer to the Shareholders’ Account the amount of the Onyx Drug Application Payment in immediately available funds. Provided, that if before the Onyx Drug Application Payment Date, Parent has delivered the amount of the Onyx Drug Application Payment to the Escrow Agent pursuant to Section 2.8, then instead, on the Onyx Drug Application Payment Date and pursuant to the Escrow Agreement, the Escrow Agent shall deliver by wire transfer to the Shareholders’ Account the amount of the Onyx Drug Application Payment in immediately available funds out of the Escrow Amount.

(d) Onyx Drug Approval Payment

On the Onyx Drug Approval Payment Date, Parent shall deliver by wire transfer to the Shareholders’ Account the amount of the Onyx Drug Approval Payment in immediately available funds. Provided, that if before the Onyx Drug Approval Payment Date, Parent has delivered the amount of the Onyx Drug Approval Payment to the Escrow Agent pursuant to Section 2.8, then instead, on the Onyx Drug Approval Payment Date and pursuant to the Escrow Agreement, the Escrow Agent shall deliver by wire transfer to the Shareholders’ Account the amount of the Onyx Drug Approval Payment in immediately available funds out of the Escrow Amount.

(e) Revenue Sharing Payments

(i) Within 45 calendar days after the end of each Quarter of each Year during the Term, Parent shall deliver to the Shareholders’ Representative a report (a “Quarterly Report”) setting forth: (A) the Revenue recognized during such Quarter and cumulatively during such Year, (B) the calculation of such Revenue in reasonable detail, (C) the cumulative amount of Revenue Sharing Payments paid by Parent during such Year, (D) a 4-Quarter rolling forecast of future Revenues for the subsequent four Quarters (each, a “Forecast”), (E) a management discussion and analysis of the Company Business conducted during such Quarter and expected to be conducted during the period covered by the Forecast, including, without limitation, a description of the types and general terms of all license and supply agreements and limited clinical use agreements entered into during such Quarter, (F) an accurate accounting and summary of all FTEs working on the Company Business and Company Technology during such Quarter and Year, and Required Funding invested by Parent both during such Quarter and cumulatively during such Year (including sufficient back-up to allow the Shareholders’ Representative to understand the general nature and purpose of such Required Funding Payments), and (G) a certificate of Parent’s Chief Financial Officer stating (i) the amount of Parent’s cash, cash equivalents and short-term investments (minus any restricted cash) as of the end of such Quarter and the lowest amount of Parent’s cash, cash equivalents and short-term investments (minus any restricted cash) at any time during such Quarter and (ii) the highest amount of Parent’s obligations for financial indebtedness (other than financial indebtedness which is expressly subordinated to all obligations of Parent hereunder pursuant to a written subordination agreement signed by that creditor and by Shareholders’ Representative and that is reasonably acceptable to the Shareholders’ Representative) at any time during the Quarter. In addition, upon reasonable request by the Shareholder Representative Parent will provide to the Shareholder Representative a certificate of Parent’s Chief Financial Officer (the “Interim Certificate”) stating (i)

whether or not the amount of Parent’s cash, cash equivalents and short-term investments (minus any restricted cash) exceeds $10,000,000 as of the date of such request or any date since the date of the last Quarterly Report; and (ii) whether or not Parent is or has been obligated for more than $35,000,000 of financial indebtedness (other than financial indebtedness which is expressly subordinated to all obligations of Parent hereunder pursuant to a written subordination agreement signed by that creditor and by Shareholders’ Representative and that is reasonably acceptable to the Shareholder Representative) as of the date of such request or any date since the date of the last Quarterly Report. The Quarterly Reports and any Interim Certificates and the contents thereof shall be subject in all respects to the terms of a confidentiality/nonuse agreement, to be entered into between Shareholders’ Representative and Parent, substantially as protective as the Mutual Confidentiality Agreement dated July 14, 2010, between Parent and the Company, executed contemporaneously herewith. If there is a successor Shareholders’ Representative, no Quarterly Reports need be provided to that successor unless and until the successor Shareholders’ Representative executes and delivers to Parent a confidentiality/nonuse agreement substantially as protective as such confidentiality/nonuse agreement.

(ii) On the applicable Revenue Sharing Payment Date, Parent shall deliver to the Shareholders’ Representative a certificate (the “Entitlement Certificate”), certifying that the Holders are entitled to have a Revenue Sharing Payment delivered to the Shareholders’ Account (and setting forth the calculation of such Revenue Sharing Payment), and shall together therewith deliver the indicated Revenue Sharing Payment to the Shareholders’ Account in immediately available funds, unless the indicated Revenue Sharing Payment is zero. No transaction described in Section 5.1(a) hereof shall give the Holders the right to have a CVR Payment Amount delivered to the Shareholders’ Account.

(iii) Within 150 calendar days after delivery by Parent of an Entitlement Certificate or a Quarterly Report (the “Objection Period”), the Shareholders’ Representative may deliver a written notice to Parent specifying that the Shareholders’ Representative objects to (i) the determination of Parent that no Revenue Sharing Payment is due and payable, (ii) the calculation of the Revenue Sharing Payment, or (iii) the calculation of the amount of Revenue recognized during the applicable Quarter (a “Notice of Objection”), and stating the reason upon which the Shareholders’ Representative has determined that (A) a Revenue Sharing Payment is due and payable, (B) the calculation of the Revenue Sharing Payment is in error, or (C) the amount of Revenue recognized during the applicable Quarter is in error. Any dispute arising from a Notice of Objection shall be resolved in accordance with the procedure set forth in Section 6.10, which decision shall be binding on the parties hereto and every Holder.

(iv) Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as Parent or the applicable subsidiary of Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(v) No later than 60 days following the conclusion of each Year (the “Adjustment Date”), the aggregate amount of Revenue Sharing Payments actually paid to the Shareholders’ Account by Parent in such Year (for each such year, the “Paid Annual Revenue

Sharing Amount”) shall be adjusted on a dollar-for-dollar basis by the negative or positive amount equal to (i) the Paid Annual Revenue Sharing Amount minus (ii) the aggregate amount of Revenue Sharing Payments owed by Parent for such Year as indicated by determinations reflected in Parent’s annual audited financial statements (the “Adjustment”). If the Adjustment is a negative amount (i.e., if Parent underpaid), Parent shall pay such amount to the Shareholders’ Account by wire transfer of immediately available funds within five Business Days of the Adjustment Date. If the Adjustment is a positive amount (i.e., if Parent overpaid), the Shareholders’ Representative shall pay such amount to Parent by wire transfer of immediately available funds out of the Shareholders’ Account to an account designated by Parent within five Business Days of the Adjustment Date.

Section 2.5. No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs.

(b) The CVRs shall not represent any equity or ownership interest in Parent (or in any constituent company to the Merger) or in any Company Business or the Company Technology or other asset. The rights of the holders of CVRs are limited to those expressly set forth in this Agreement and the Shareholders’ Representative Agreement, and such Holders’ sole right to receive property hereunder is the right to receive cash indirectly from Parent through the Shareholders’ Account in accordance with the terms hereof and the terms of the Shareholders’ Representative Agreement. No CVRs or Postclosing CVRs shall be issued to a Nontendering Shareholder unless and until such Nontendering Shareholder complies with the provisions of Section 2.08(a) of the Merger Agreement after the Effective Time. Any holders of Company Shares before the Effective Time who are Nontendering Shareholders as of any date of payment by Parent or the Escrow Agent to the Shareholders’ Account pursuant to this Agreement shall not be entitled to receive any portion of such payment when distributed pursuant to the Shareholders’ Representative Agreement, and the Shareholders’ Representative shall redistribute such portion of any such payment to all holders of Company Shares who are not Nontendering Shareholders as of the date of such distribution.

Section 2.6. Sole Discretion and Decision Making Authority; No Fiduciary Duty.

Parent shall have sole discretion and decision making authority (a) over any continued operation of, development of or investment in the Company Business, and (b) over when (if ever) and whether to pursue, or enter into, an agreement to dispose of and/or to commercialize or monetize in any particular manner the Company Business, and upon what terms and conditions. Parent shall conduct the Company Business in good faith and with commercial reasonableness during the Term, which, without limitation, means that (A) Parent shall dedicate to the Company Business through December 31, 2015 a minimum of five FTEs per Year¸ one of which shall be a manager dedicated at least 50% to the Company Business during each Year during the Term, the others representing a mix (as Parent shall from time to time determine) of technical, scientific, operational, legal and business development functions with the objective to operate the existing business and to seek to expand the business and revenues, and (B) Parent shall invest at least $1,500,000 per Year directly related to and in support of the research, development, licensing and commercialization of the Company Business and the Company Technology including cost of compensation and benefits of the dedicated FTEs (the “Required Funding”) into the Company Business during each Year thru December 31, 2015. Parent’s obligation to dedicate such FTEs or invest the Required Funding shall terminate at any time if (1) Revenue in the prior Year is less than $10,000,000 (when such “prior year” is 2011 or 2012) or less than $15,000,000 (when such “prior year” is 2013 or 2014); and (2) objective evidence causes Parent to reasonably conclude that the potential for the Company Business and the Company Technology does not reasonably justify continued investment in the Company Business at those levels due to negative competitive conditions, the evidence and detailed justification for which shall be provided in writing to the Shareholders’ Representative on or before March 31 of any year, which the Shareholders’ Representative shall have the right to dispute pursuant to Section 6.10 below.

Section 2.7. Indemnification.

(a) For purposes of determining the Indemnification Amount and Indemnification Offset, all representations and warranties contained in the Merger Agreement, any Ancillary Agreement or any certificate, instrument or document delivered by the Company in connection with the Merger Agreement (and all claims based upon preclosing covenants and agreements therein) will survive the Closing, irrespective of any facts known to Parent at or before the Closing or any investigation at any time made by or on behalf of Parent, for a period of 365 days from the Effective Time and no longer; provided, that if Parent delivers to the Shareholders’ Representative, before expiration of such 365 days, either a notice asserting a Loss that would constitute an Indemnification Amount, or a notice that, as a result of a Legal Proceeding instituted or claim made by a Person not a party to this Agreement, Parent reasonably expects that Parent, any of Parent’s Affiliates, the Surviving Corporation or any of their respective directors, officers, employees, agents, consultants, advisors, representatives and equity holders may incur Losses, then the applicable representation, warranty covenant or agreement will survive until, but only for purposes of, the resolution of the matter covered by such notice and the final determination of the actual Loss, if any. This Section 2.7 and the determination of the Indemnification Amount and Indemnification Offset will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of the Merger Agreement or this Agreement or the Closing Date, by or on behalf of Parent.

(b) No Holder, as a former stockholder of the Company or otherwise, has (and each Holder, as a former stockholder of the Company or otherwise, waives) any right of indemnification or contribution against the Company with respect to any breach by any Holder, as a former stockholder of the Company or otherwise, or the Company of any of their respective representations, warranties, covenants or agreements in the Merger Agreement or any Ancillary Agreement or otherwise, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released. In addition, each Holder, as a former stockholder of the Company or otherwise, hereby agrees that such Holder, as a former stockholder of the Company or otherwise, will not make any claim for indemnification against the Company by reason of the fact that such Holder was a director, officer, employee, or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) to the extent that any action, suit, proceeding, complaint, claim, or demand brought against such Holder relates to a Loss described herein (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

Section 2.8. Effect of Default.

In the event of a Default occurring before payment of Payment A by Parent to the Shareholders’ Account, Parent shall immediately pay Payment A, the Onyx Drug Application Payment amount and the Onyx Drug Approval Payment amount to the Escrow Agent, and such amounts shall thereupon become part of the Escrow Amount and shall be distributed by the Escrow Agent on the Payment A Date, the Onyx Drug Application Payment Date and the Onyx Drug Approval Payment Date, as applicable, to the Shareholders’ Account as set forth herein. In the event of a Default occurring after payment of Payment A by Parent to the Shareholders’ Account but before payment of the Onyx Drug Application Payment amount by Parent to the Shareholders’ Account, Parent shall immediately pay the Onyx Drug Application Payment amount and the Onyx Drug Approval Payment amount to the Escrow Agent, and such amounts shall thereupon become part of the Escrow Amount and shall be distributed by the Escrow Agent on the Onyx Drug Application Payment Date and the Onyx Drug Approval Payment Date, as applicable, to the Shareholders’ Account as set forth herein. In the event of a Default occurring after payment of Payment A and the Onyx Drug Application Payment amount by Parent to the Shareholders’ Account but before payment of the Onyx Drug Approval Payment amount by Parent to the Shareholders’ Account, Parent shall immediately pay the Onyx Drug Approval Payment amount to the Escrow Agent, and such amount shall thereupon become part of the Escrow Amount and shall be distributed by the Escrow Agent on the Onyx Drug Approval Payment Date to the Shareholders’ Account as set forth herein. If the Onyx Drug Application Payment amount has been paid to the Escrow Agent and has become part of the Escrow Amount, but the Onyx Drug Application Payment Date has not occurred by December 31, 2016, the Escrow Agent shall (in accordance with the terms of the Escrow Agreement) deliver the Onyx Drug Application Payment amount to Parent. If the Onyx Drug Approval Payment amount has been paid to the Escrow Agent and has become part of the Escrow Amount, but (a) the Onyx Drug Approval Payment Date has not occurred by December 31, 2016, or (b) an event occurs which renders it substantially unlikely that the Onyx Drug Approval will occur by December 31, 2016 (e.g., a nonapproval letter from the FDA), then the Escrow Agent shall (in accordance with the terms of the Escrow Agreement) deliver the Onyx Drug Approval Payment amount to Parent. Notwithstanding the foregoing, if the Default was caused by Parent’s cash, cash equivalents and short-term investments (minus any restricted cash) falling below $10,000,000, and if within 30 days thereafter Parent has increased its cash, cash equivalents and short-term investments (minus any restricted cash) to above $14,000,000 and Parent delivers an Interim Certificate to the Escrow Agent and the Shareholders’ Representative so stating, the Default shall be deemed cured and the Escrow Agent shall forthwith return the Escrow Amount to Parent.

Section 2.9. Audit Right.

Upon the prior written request by the Shareholders’ Representative, Parent shall meet at reasonable times during normal business hours with the Shareholders’ Representative to discuss the content of any Quarterly Report or any Entitlement Certificate. Parent agrees to maintain, for at least the applicable Objection Period, all books and records relevant to the calculation of a CVR Payment Amount and the amount of Revenue recognized during the applicable Quarter. Subject to reasonable advance written notice from the Shareholders’ Representative and prior execution and delivery by it and an independent accounting firm of national reputation chosen by the Shareholders’ Representative (the “Accountant”) of a reasonable and customary confidentiality/nonuse agreement, Parent shall permit the Shareholders’ Representative and the Accountant, acting as agent of the Shareholders’ Representative, at the Shareholders’ Representative’s cost, to have access during normal business hours to the books and records of Parent and its affiliates (including, without limitation, the Surviving Corporation) as may be reasonably necessary to audit the calculation of such CVR Payment Amount or the calculation of the amount of Revenue recognized in the applicable Quarter, as applicable.

ARTICLE III

COVENANTS

Section 3.1. Payment of CVR Payment Amount.

Parent shall duly and promptly pay, or the Escrow Agent shall pay, as applicable, each CVR Payment Amount, if any, to the Shareholders’ Account in the manner provided for in Section 2.4 and Section 6.10 and in accordance with the terms of this Agreement.

Section 3.2. Assignments.

Parent shall not, in whole or in part, assign any of its obligations under this Agreement other than in accordance with the terms of Section 5.1 hereof.

ARTICLE IV

AMENDMENTS

Section 4.1. Amendments Without Consent of Holders.

Without the consent of any Holders or of the Shareholders’ Representative, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein in a transaction contemplated by Section 5.1 hereof. Promptly after the execution by Parent of any amendment pursuant to the provisions of this Section 4.1, Parent shall provide a copy of such amendment to the Shareholders’ Representative.

Section 4.2. Amendments With Consent of Holders.

Subject to Section 4.1 (which amendments pursuant to Section 4.1 may be made without the consent of the Holders or of the Shareholders’ Representative), with the consent of the Shareholders’ Representative, Parent, when authorized by a Board Resolution, and the Shareholders’ Representative may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders; provided that if such addition, elimination or change is in any way adverse to the interests of the holders of Series B CVRs, of Series A CVRs, of Series A-1 CVRs or of Common CVRs, it shall additionally require the consent, whether evidenced in writing or taken at a meeting of the applicable Holders, of the Holders of not less than a majority of the outstanding Series B CVRs, Series A CVRs, Series A-1 CVRs or Common CVRs, as applicable.

Section 4.3. Effect of Amendments.

Upon the execution of any amendment under this Article IV, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE V

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 5.1. Parent May Consolidate, Etc.

(a) Parent shall not consolidate with or merge into any other Person, convey, transfer or lease its properties and assets substantially as an entirety to any Person or convey, transfer, lease or license all or substantially all of the Company Business to any Person, unless:

(i) the Person formed by such consolidation or into which Parent is merged, the Person that acquires by conveyance or transfer, or that leases, the properties and assets of Parent substantially as an entirety or the Person that acquires by conveyance or transfer, or that leases or licenses, all or substantially all of the Company Business (the “Surviving Person”) shall expressly assume payment (if and to the extent required hereunder) of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of Parent to be performed or observed, including without limitation, those set forth in Section 2.6; and

(ii) Parent has delivered to the Shareholders’ Representative an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer, lease or license complies with this Article V and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) In the event Parent conveys, transfers or leases its properties and assets substantially as an entirety in accordance with the terms and conditions of this Section 5.1, Parent and the Surviving Person shall be jointly and severally liable for the payment of the CVR Payment Amount and the performance of every duty and covenant of this Agreement on the part of Parent to be performed or observed.

Section 5.2. Successor Substituted.

Upon any consolidation of or merger by Parent with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 5.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Parent under this Agreement with the same effect as if the Surviving Person had been named as Parent herein.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1. Notices.

Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement shall be sufficient for every purpose hereunder if in writing and delivered personally, or sent by email or sent by certified or registered mail (return receipt requested and first-class postage prepaid) or sent by a nationally recognized overnight courier (with proof of service), addressed as follows, and shall be deemed to have been given upon receipt:

(a) if to a Holder or any or all Holders or the Shareholders’ Representative, addressed to the Shareholders’ Representative at 10513 West 84th Terrace, Lenexa, KS 66214, or to the Shareholders’ Representative at any other address previously furnished in writing to Parent in accordance with this Section 6.1.

(b) if to Parent, addressed to it at 11085 North Torrey Pines Road, Suite 300, La Jolla, CA 92037, Attention: Charles Berkman, email at cberkman@ligand.com, or at any other address previously furnished in writing to the Holders or the Shareholders’ Representative by Parent in accordance with this Section 6.1.

Section 6.2. Successors and Assigns.

All covenants and agreements in this Agreement by Parent shall bind its successors and assigns, whether so expressed or not.

Section 6.3. Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their permitted successors and assigns. The Holders shall have no rights or remedies hereunder except as are expressly set forth herein. To the extent permitted by applicable Legal Requirements, it is expressly agreed that in no event shall any Holders (as opposed to the Shareholders’ Representative) or any former stockholders of the Company (as opposed to the Shareholders’ Representative) have, after the Effective Time, any power or right to commence or join in any Legal Proceeding against Parent or the Company or any Affiliate of either of them based on or arising out of this Agreement or the Merger Agreement.

Section 6.4. Governing Law.

This Agreement and the CVRs shall be governed by and construed in accordance with the laws of the State of Delaware without regards to its rules of conflicts of laws.

Section 6.5. Legal Holidays.

In the event that a CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

Section 6.6. Severability Clause.

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 6.7. Counterparts.

This Agreement may be signed in counterparts (which may be effectively delivered by scan/email or other electronic means), each of which shall be deemed to constitute but one and the same instrument.

Section 6.8. Termination.

This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, on the first day after December 31, 2016 on which no further dispute is possible. A dispute shall be considered possible if an Objection Period is in progress, or if a Section 6.10 process is in progress, or if any payment or other obligation required pursuant to a final determination made in accordance with Section 6.10 has not yet occurred.

Section 6.9. Entire Agreement.

This Agreement, the Shareholders’ Representative Agreement, the Merger Agreement, and the Escrow Agreement represent the entire understanding of the parties hereto and thereto with reference to the CVRs and this Agreement supersedes any and all other oral or written agreements made with respect to the CVRs, except for the Shareholders’ Representative Agreement, the Merger Agreement, and the Escrow Agreement. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Shareholders’ Representative Agreement, the Merger Agreement, and the Escrow Agreement, or any of them, this Agreement shall govern and be controlling.

Section 6.10. Arbitration.

(a) Parent, the Company, and the Shareholders’ Representative shall attempt to resolve any dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof (each, a “Dispute”) promptly by good faith negotiation among representatives who have authority to resolve the controversy.

(b) Any Dispute which is not amicably settled pursuant to Section 6.10(a) above shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Parent and/or the Shareholders’ Representative may initiate an arbitration for any matter relating to this Agreement that is not settled pursuant to Section 6.10(a) above. However, in the event of a Dispute arising from the delivery of a Notice of Objection, the sole matter to be settled by arbitration shall be whether a CVR Payment Amount is payable, the calculation of the CVR Payment Amount, or whether the calculation of the amount of Revenue recognized in the applicable Quarter or Year is in error, and (if so) the proper corresponding calculation of the CVR Payment Amount.

(c) The number of arbitrators shall be three. Within 15 days after the commencement of arbitration, each party (Parent and the Company together being one party) shall select one person to act as arbitrator, and the two selected shall select a third arbitrator within 15 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. The place of the arbitration shall be San Diego, California. The arbitrators shall be lawyers or retired judges with experience in the life sciences industry and with mergers and acquisitions. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties.

(d) Any award payable in favor of the Shareholders’ Representative as a result of arbitration shall be paid by Parent to the Shareholders’ Account, in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement. Parent and the Shareholders’ Representative shall pay in equal halves all fees and expenses of the arbitration forum, including the costs and expenses billed by the arbitrators in connection with the performance of their duties described herein; provided, however, that if the arbitrators rule in favor of Parent, the Shareholders’ Representative shall cause an amount equal to the half of the arbitrators’ fees and expenses paid by Parent to be paid to Parent out of the Shareholders’ Account, and if the arbitrators rule in favor of the Shareholders’ Representative, an amount equal to the half of the arbitrators’ fees and expenses paid by the Shareholders’ Representative shall be paid by Parent to the Shareholders’ Account, in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement. Each party to the arbitration shall be responsible for its own attorney fees, expenses and costs of investigation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Contingent Value Rights Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ John L. Higgins
Name: Title:	John L. Higgins President and Chief Executive Officer

CYDEX PHARMACEUTICALS, INC.

By:	/s/ Theron Odlaug
Name: Title:	Theron Odlaug President and Chief Executive Officer

/s/ Allen K. Roberson
Allen K. Roberson, as Shareholders’ Representative

/s/ David Poltack
David Poltack, as Shareholders’ Representative

[Signature Page to Contingent Value Rights Agreement]